Exhibit (a)(1)(H)

[Email to be sent to eligible option holders who have not logged into offer website]

Dear XXXXX,

As previously announced, Rocket Fuel is currently offering to exchange certain outstanding underwater options for a lesser number of new options with a new exercise price, subject to a new vesting schedule (the “Offer”). The Offer is scheduled to expire at 9:00 p.m., Pacific Time, on June 10, 2016, unless extended.

You are eligible to participate in the Offer and we have noticed that you have not yet logged into the Offer website. The Offer website provides important information about your eligible options to assist you in making an informed decision about whether or not to participate in the Offer. You can access the Offer website even if you decide not to participate in the Offer or decide to submit your election or withdrawal form to Rocket Fuel by U.S. mail (or other post) or Federal Express (or similar delivery service).

In order to log in to the Offer website, a login id and password has been assigned to you and is listed below.

Offer website address: https://rocketfuel.equitybenefits.com/

Your login id is: [XXXXXXXXXX]
Your password is: [XXXXXXXXX]

If you have any questions about your login id and where to find it, please e-mail stock@rocketfuelinc.com.

To help you decide whether to participate in the Offer, please review the attached Offer to Exchange Certain Outstanding Options for New Options that includes an extensive Q&A section on pages 5-19 and the other documents that make up the Offer. You may also access these documents through the U.S. Securities and Exchange Commission’s website at http://www.sec.gov/cgi-bin/browse-edgar?company=rocket+fuel&owner=exclude&action=getcompany and on the Offer website at https://rocketfuel.equitybenefits.com/.

Participation in the Offer is completely voluntary. If, after reviewing the materials, you still have questions about the Offer, please contact Ken Scully, Senior Director, Stock Administration, at exchange@rocketfuelinc.com or (650) 517-8837.